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                 July 31, 2023

       Richard Cohen
       Chief Executive Officer
       Symbotic Inc.
       200 Research Drive
       Wilmington, MA 01887

                                                        Re: Symbotic Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 24, 2023
                                                            File No. 333-273383

       Dear Richard Cohen:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Marion Graham, Staff Attorney, at (202) 551-6521 or Matthew Derby,
       Legal Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology